Exhibit A
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                                August 12, 1998


The Board of Directors
Republic Engineered Steels, Inc.
410 Oberlin Road Southwest
Massillon, OH  44647

Dear Members of the Board:

      Reference is made to the opinion letter to you dated July 23, 1998. Please delete the first sentence of the penultimate paragraph of the letter and replace it in its entirety with the following:

      Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of shares of Common Stock as to whether such holder should tender such shares or vote for the Merger.


                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By: /s/ Albert H. Garner
                                              ------------------------------
                                              Albert H. Garner
                                              Managing Director










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